Exhibit 99.1

WESTAR ENERGY

1996 LONG-TERM INCENTIVE AND SHARE AWARD PLAN

RESTRICTED SHARE UNITS AWARD

Name:	«Officer»
Number of Restricted Share Units:	«Number_of_Shares»
Grant Date:	January 2, 2007

Westar Energy, Inc. (the “Company”) hereby grants to you «Number_of_Shares» Restricted Share Units pursuant to the Company’s 1996 Long-Term Incentive and Share Award Plan (as amended) (the “Plan”), a copy of which has been delivered to you and made a part hereof, subject to the following terms and conditions and the terms and conditions of the Plan. The terms used in this Award shall have the same meaning as in the Plan, unless the context requires otherwise, and except that “Restricted Share Units” shall refer only to the Restricted Share Units granted under this Award.

1.	Restricted Share Units. Subject to the terms and conditions hereof and as contained in the Plan, each Restricted Share Unit shall represent the right to receive one share of the Company’s common stock upon satisfying the vesting requirements set forth in Section 5 below.

2.	Dividend Equivalents.

(a)	During the period beginning on grant date of the Restricted Share Units and ending on the date on which the such Restricted Share Units become payable pursuant to Section 6 below or are forfeited pursuant to Section 7 below (the “Restricted Period”), you shall receive, in cash, dividend equivalents in an amount equal to the amount of the cash dividends that you would have received if you owned the number of shares of the Company’s common stock represented by the Restricted Share Units that continue to be covered by this Award; provided, however, that the Company may, in its sole discretion, permit you to elect to defer receipt of such dividend equivalents.

(b)	If during the Restricted Period any shares of the Company’s common stock or other property (other than cash) are distributed to holders of the Company’s common stock in a pro rata distribution other than as a result of a stock split, you shall receive the number of shares of the Company’s common stock or the other property that you would have received if you owned the number of shares of the Company’s common stock represented by the Restricted Share Units that continue to be covered by this Award.

(c)	If during the Restricted Period any shares of the Company’s common stock are distributed to holders of the Company’s common stock as a result of a stock split, you shall receive a number of additional Restricted Share Units equal to the number of shares of the Company’s common stock that you would have received if you owned the number of shares of the Company’s common stock represented by the Restricted Share Units that continue to be covered by this Award. Such additional Restricted Share Units shall be subject to the same terms, conditions and restrictions as the original Restricted Share Units covered by this Award.

3.	Rights as Shareholder. During the Restricted Period, you shall have none of the rights of a shareholder of the Company with respect to the shares of the Company’s common stock represented by the Restricted Share Units. You shall, however, have the right to receive dividend equivalents as described in Section 2 above. In addition, if shares of the Company’s common stock are held under a “rabbi trust” (the assets of which are subject to claims of the Company’s creditors in the event of the Company’s insolvency) established to assist the Company in meeting its obligations under this and other restricted share unit awards, you may (at the Company’s sole discretion) be given the right during the Restricted Period to direct the trustee as to the voting of a number of shares held by the trustee corresponding to the number of Restricted Share Units held by you under this Award.

4.	Nontransferability. You may not sell, transfer, assign, pledge or otherwise encumber or dispose of any Restricted Share Units nor may you sell, transfer, assign, pledge, encumber or dispose of any of the shares of the Company’s common stock represented by your Restricted Share Units prior to the payment of such shares to you pursuant to Section 6 below following the vesting of your Restricted Share Units pursuant to Section 5 below.

5.	Vesting. One-third of your Restricted Share Units and related dividend equivalents shall vest on each of the first three anniversaries of the grant date if, in the case of each installment, your employment with the Company continues uninterrupted through the applicable vesting date.

If your employment terminates before the third anniversary of the grant date pursuant to a Qualifying Termination (as defined below), then a prorated number of Restricted Share Units (and related dividend equivalents) provided for in this Award, based on the number of days from the grant date to the date of termination of your employment, will become fully vested on the date of termination. For purposes of this Award, the term “Qualifying Termination” means a termination of your employment (i) by the Company other than for Cause (as defined below), (ii) by you for Good Reason (as defined below), or (iii) on account of your death, Disability (as defined below) or

Retirement (as defined below). “Cause” means your conviction of a felony or crime involving moral turpitude, your commission of a willful act of fraud or dishonesty with respect to the Company, your willful and repeated failure to perform substantially your material duties with the Company, your engaging in significant activity that is materially harmful to the reputation of the Company, or your breach of your fiduciary responsibilities to the Company or its shareholders. “Disability” means, on a basis of medical evidence, that you are prevented from any comparable employment with the Company. “Good Reason” means (1) any change in your status as an officer of the Company, (2) a reduction by the Company in your base salary on the grant date or as the same may be increased from time to time thereafter, or (3) any requirement of the Company that you be required to relocate more than 80 miles from your principal office location immediately prior to the grant date provided that your new principal office is located outside the Company’s Kansas service territory on the grant date. “Retirement” means your cessation of services as an employee of the Company on or after the attainment of 50 years of age and 5 years of “Credited Service” as defined in the Westar Energy, Inc. Retirement Plan.

6.	Payment.

(a)	If the Restricted Share Units vest pursuant to Section 5 above, either certificate(s) evidencing the shares of the Company’s common stock represented by those Restricted Share Units shall be delivered to you (without any legend to reflect terms, conditions and restrictions hereunder) or such shares shall be credited to an account maintained for you as soon as administratively practicable after the date on which the Restricted Share Units vest pursuant to Section 5 above; provided, however, that the Company may, in its sole discretion, permit you to elect to defer receipt of such shares.

(b)	In the case of your death following vesting pursuant to Section 5 above, delivery shall instead be made to the beneficiary designated in writing by you pursuant to a form of designation provided by the Company, or, if none, to your estate.

7.	Forfeiture of Restricted Share Units. You shall forfeit all of your unvested Restricted Share Units in the event that, prior to your becoming vested in such unvested Restricted Share Units pursuant to Section 5, your employment with the Company terminates other than by reason of a Qualifying Termination (as defined in Section 5 above). Following such forfeiture, you shall have no further right to receive any benefits or payments under this Award; provided, however, that in no event shall you forfeit any previously vested Restricted Share Units.

8.	Unsecured Creditor Status. This Award constitutes a mere promise by the Company to pay you the benefits described in this Award (to the extent vested). You shall have the status of a general unsecured creditor of the Company with respect to any benefits payable under this Award.

9.	Withholding. The Company, if required, shall withhold taxes on any income realized in connection with the Restricted Share Units.

10.	Committee Authority. Any questions concerning the interpretation of this Award, including without limitation any adjustments under Section 4(c) of the Plan (relating to Share splits, reorganizations, mergers, spin-offs and other corporate transactions and events), and any controversy which arises under this Award shall be settled by the Committee, as defined in the Plan, in its sole discretion.

11.	Change of Control. Section 8(a) of the Plan shall not apply to the Restricted Share Units covered by this Award. If your employment terminates both before the third anniversary of the grant date pursuant to a Qualifying Termination, and following a Change in Control as defined in the letter change in control agreement between you and the Company dated January 20, 2006 (the “Change in Control Agreement”), the prorated number of Restricted Share Units provided in Section 5 of this Award shall vest irrespective of the payment of any benefits to you pursuant to the Change in Control Agreement.

12.	Inconsistencies. The terms of this Award are governed by the terms of the Plan and in the case of any inconsistency between the terms of this Award and the terms of the Plan, the terms of the Plan shall control. By signing this Award letter, you acknowledge receipt of a copy of the Plan.

13.	Governing Law. The provisions of this Award shall be governed by the laws of the State of Kansas without giving effect to principles of conflict of laws.

WESTAR ENERGY, INC.

By:
Name:	James S. Haines, Jr.
Title:	CHIEF EXECUTIVE OFFICER

AGREED TO:

Name:	«Officer»
Title:	«Position»